SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Peerless Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 16, 2006
To our Stockholders:
     Of our many successes during fiscal 2006, we are most proud of the marked improvement in our financial performance and overall financial strength. For the full fiscal year, we reported:

•	A 57% year-over-year increase in revenue, which totaled $36.2 million,

•	Net income of $4.3 million, which represented a $10.1 million year-over-year bottom-line improvement,

•	A 104% increase in cash and short-term investments, which stood at $13.2 million at year end, and

•	An 85% year-over-year improvement in stockholders’ equity, which stood at $11.9 million at year-end
     We will continue to pursue growth and profitability in the imaging and networking marketplace and plan to deliver good results again next year.
     You are invited to attend Peerless Systems Corporation’s 2006 Annual Meeting of Stockholders, which will be held at our corporate headquarters at 2:00 p.m. PDT on Thursday, June 29, 2006. We hope to see you there.
     In this proxy, we seek your support and approval for the following:

•	election of four directors to serve for the next fiscal year,

•	ratification of the selection of Ernst & Young LLP as our independent registered public accounts for fiscal 2007, and

•	transaction of such other business as may properly come before the meeting (including any adjournment or postponements).
     You are invited to cast your vote by phone, the internet or mail, or in person at the annual stockholders’ meeting.
     All of us at Peerless thank you for your continued support of the company. We are very excited about our future, and I look forward to updating you on our progress during the coming fiscal year.

Best regards,

Howard Nellor
President and CEO

PEERLESS SYSTEMS CORPORATION
2381 Rosecrans Avenue
El Segundo, CA 90245
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 29, 2006
Dear Stockholder:
      You are invited to attend the Annual Meeting of Stockholders of Peerless Systems Corporation (the “Annual Meeting”), a Delaware corporation (the “Company”), which will be held on June 29, 2006, at 2:00 p.m. Pacific Daylight Time at the Company’s headquarters located at 2381 Rosecrans Avenue, El Segundo, California, 90245 for the following purposes:

1. To elect four directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending January 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The Board of Directors of the Company has fixed the close of business on May 5, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. Accompanying this Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders is a copy of the Company’s Annual Report on Form 10-K for its fiscal year ended January 31, 2006, as filed with the Securities and Exchange Commission (the “SEC”). You may also obtain an electronic version of our Annual Report on Form 10-K from the SEC’s website located at www.sec.gov or from our website located at www.peerless.com.
      All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. Should you receive more than one proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card to ensure that all of your shares of common stock are voted. A return envelope (which is postage prepaid if mailed in the United States) is enclosed. You can also vote your shares over the Internet or by telephone. Voting instructions for Internet and telephone voting are printed on the proxy card. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder (i.e., your broker) a legal proxy issued in your name.

By Order of the Board of Directors

William R. Neil
Vice President, Finance and Chief Financial Officer
El Segundo, California
May 16, 2006

2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PEERLESS SYSTEMS CORPORATION
2381 Rosecrans Avenue
El Segundo, CA 90245
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 29, 2006
SOLICITATION OF PROXIES
      The enclosed proxy is solicited on behalf of our Board of Directors (the “Board”) for the Company’s Annual Meeting to be held on Thursday, June 29, 2006 at 2:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth herein. The Annual Meeting will be held at the Company’s headquarters located at 2381 Rosecrans Avenue, El Segundo, California 90245. Directions and a map to the Company’s headquarters can be found at our website located at www.peerless.com. The Company intends to mail this proxy statement and the accompanying proxy card, and our Annual Report on Form 10-K on or about May 16, 2006 to all stockholders entitled to vote at the Annual Meeting. You may also obtain an electronic version of our Annual Report on Form 10-K from the SEC’s website located at www.sec.gov or from our website.
      All shares of our common stock, par value $0.001 (“Common Stock”), that are entitled to vote and that are represented at the Annual Meeting by properly executed proxies received at or prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted FOR:

•	The election of the four nominees listed in the proxy to serve on our Board; and

•	The ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2007.
      If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.
Cost of Solicitation
      The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. The Company has retained MacKenzie Partners, Inc. to solicit proxies for a fee of $7,500 plus reimbursement of reasonable expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of our Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.
Voting Electronically via the Internet or by Telephone
      Some of our stockholders also have the choice of voting over the Internet or using a toll-free telephone number. Please refer to your proxy card enclosed with this proxy statement or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 10:00 a.m. Pacific Daylight Time the morning before the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate you as a stockholder and to allow you to confirm that your instructions have been properly recorded.

      If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the enclosed paper proxy card in the self-addressed postage paid envelope provided.
      If you vote via the Internet or telephone, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that you must bear these costs. If you vote by Internet or telephone, you need not return a proxy card by mail.
Revocability of Proxies
      Any proxy given pursuant to this solicitation may be revoked by a stockholder of record at any time before it is voted. Proxies may be revoked by:

•	filing with our Secretary, at or before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; or

•	duly executing a proxy with a later date and delivering it to our Secretary before the voting at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.
      Any written notice of revocation or subsequent proxy should be sent to Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, CA 90245, Attention: Secretary, or hand delivered to our Secretary at or before the voting at the Annual Meeting.
      If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to such bank, broker or other nominee. Your voting instruction card should include this information. Please note that if a broker, bank or other nominee is the record holder of your shares and you decide to attend and vote at the Annual Meeting, your in-person vote at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your bank, broker or other nominee, as the record holder.
VOTING RIGHTS AND OUTSTANDING SHARES
      Only stockholders of record as of the close of business on May 5, 2006 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 5, 2006, the Company had 17,123,763 shares of Common Stock (exclusive of 150,000 shares of Common Stock held in treasury) issued and outstanding and 103 holders of record. Each holder of Common Stock on such date will be entitled to one (1) vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Quorum and Required Vote
      The Company’s Bylaws (the “Bylaws”) provide that a majority of all of the shares of our Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Shares of our Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will be counted as shares that are present for purposes of determining the presence of a quorum.

      For the purposes of Proposal 1, the election of the nominees to the Board, the four nominees receiving the highest vote totals will be elected. Accordingly, abstentions will not affect the outcome of the election of the nominees to the Board. The election of directors is generally a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes are expected to result from this proposal. Any broker non-votes would not affect the outcome of the election of the nominees to the Board. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.
      For Proposal 2, the majority of the total votes cast is required to ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending January 31, 2007. Abstentions will have no effect on the required vote. The ratification of Ernst & Young LLP is generally a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes are expected to result from this proposal. Broker non-votes would have no effect on the required vote.
      The Board recommends you vote “FOR”:

•	The election of the four nominees to our Board; and

•	The ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm.
      In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the meeting, and for 10 days prior to the Annual Meeting at our corporate headquarters located at 2381 Rosecrans Avenue, El Segundo, CA 90245, between the hours of 9 a.m. and 4 p.m. local time.
PROPOSAL NO. 1:
ELECTION OF DIRECTORS
      Our Nominating and Corporate Governance Committee has nominated four nominees for the four positions presently authorized for the Board in accordance with the Company’s Certificate of Incorporation and Bylaws. The nominees consist of the four currently serving directors, each of whom was elected by the stockholders to his present term. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has been qualified, or earlier, upon such director’s death, resignation or removal.
      The names and certain information concerning the persons nominated by the Nominating and Corporate Governance Committee to serve as directors at the Annual Meeting are set forth below. It is intended that shares represented by the proxies will be voted FOR the election to the Board of the nominees named below unless authority to vote for the nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and the Board has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Nominating and Corporate Governance Committee. The following information regarding the nominees, each of whom is currently a director, is relevant to your consideration of the slate proposed by the Nominating and Corporate Governance Committee.
Director Nominees
      The names of the nominees and certain information about them as of May 5, 2006 are set forth below:

		Principal Occupation/
Name	Age	Position Held with the Company

Robert G. Barrett	61	Director
Louis C. Cole	62	Director
Howard J. Nellor	67	Director, President and Chief Executive Officer
Thomas G. Rotherham	56	Director

      Robert G. Barrett has served the Company as a director since March 1991. Mr. Barrett has been a general partner of FT Ventures, a venture capital fund specializing in financial technologies, from February 2002 to July 2005. Since July 2005, he has served as a venture partner and consultant to FT Ventures. Prior to joining FT Ventures, he was a founder and a managing partner of Battery Ventures, Inc., a venture capital fund specializing in communication and software investment, from 1984 to January 2000. Between January 2000 and February 2002, Mr. Barrett consulted at various high-tech companies. Presently, Mr. Barrett serves as a director and member of the Compensation and Audit Committees of Corillian Corporation, a financial services software company listed on Nasdaq, and two privately held high technology companies. Mr. Barrett received an A.B. in History and an M.B.A. from Harvard University.
      Louis C. Cole has served the Company as a director since June 2001. From July 1989 until his retirement in May 2001, Mr. Cole served as President, Chief Executive Officer and Chairman of the Board of Legato Systems, Inc., an enterprise storage management software company listed on Nasdaq. Prior to joining Legato, Mr. Cole was a founder of Combinet, Inc., a pioneer in the development of ISDN solutions that was acquired by Cisco Systems in 1995. Before founding Combinet, Mr. Cole served as Executive Vice President of Novell, Inc., with responsibility for all operations divisions. Prior to joining Novell, Inc., Mr. Cole was President of CXI, Inc., which was acquired by Novell in 1987. Before serving at CXI, Mr. Cole spent five years with National Advanced Systems as Vice President of Corporate Services, and eight years at Fairchild Camera and Instrument in a variety of Information Services management positions. He currently serves on the board of directors for several privately held companies. Mr. Cole holds a B.S. in Mathematics and Education from Edinboro University of Pennsylvania.
      Howard J. Nellor has served the Company as a director and as our President and Chief Executive Officer since November 2000. From April 2000 through October 2000, Mr. Nellor served the Company as our interim President and Chief Executive Officer. From 1997 to April 2000, Mr. Nellor was a consultant to the Company, during which time he focused on business process re-engineering and software product development. Mr. Nellor has 43 years of experience in the development of high technology products. He has held numerous management positions over the course of his career. From 1987 to April 2000, Mr. Nellor managed his own consulting company and, during the 13 years of consulting, he worked with clients primarily to assist in the management of crisis and turnaround situations. These consulting assignments were in high technology fields and included software, robotics, hardware, systems engineering, executive management training and development, customer service, and general accounting. Mr. Nellor’s assignments frequently required the stabilization of corporate performance in companies undergoing management changes. He also has extensive education and training in organizational development. Mr. Nellor’s experience includes over 20 years with TRW, Inc., including communication satellite program management and many internal technical management positions. He holds a B.S. in Engineering from the University of Nebraska and an M.B.A. from Pepperdine University.
      Thomas G. Rotherham has served the Company as a director since May 2004 and is a Certified Public Accountant. He is currently Managing Partner of Client Services at Grant Thornton LLP, a global accounting, tax and business advisory organization. He retired as Chief Executive Officer and President of RSM McGladrey, Inc., a business services firm offering mid-sized companies business and tax consulting, wealth management, retirement resources, payroll services and corporate finance resources, in July 2003, a position he held since April 2000. From 1997 to April 2000, Mr. Rotherham served as Chief Operating Officer of McGladrey & Pullen, LLP (M&P), a leading national CPA firm, and as a member of the office of the managing partner of M&P. Mr. Rotherham was the SEC Coordinator for M&P for eight years and served as head of M&P’s national audit and accounting practice. Mr. Rotherham also served as Chairman of the RSM Executive Management Committee as a Board Member of RSM International, the sixth largest worldwide accounting and consulting organization. He also was a member of the RSM International Professional Standards Committee. Mr. Rotherham was an inaugural member of the Financial Accounting Standard Board’s Emerging Issues Task Force, a member of the American Institute of Certified Public Accountants (AICPA) SEC Regulations Committee and a member of the AICPA SEC Practice Section Executive Committee. Mr. Rotherham is also the director of two privately held companies.

      There are no family relationships among the directors and officers and no director has any understanding between him and any other persons(s) pursuant to which such director was elected.
Independence of the Board
      The Company’s Bylaws require that a majority of the Company’s directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the SEC and applicable rules and regulations of the NASDAQ, subject to certain hardship exceptions. Our Board has determined that each of Messrs. Barrett, Cole and Rotherham is independent as defined under Nasdaq listing standards and applicable SEC laws, rules and regulations. Since the annual meeting held for the Company’s fiscal year 2002, a majority of the Company’s directors has been independent. The Board also determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees is “independent” as required by the applicable Nasdaq listing standards. The Board determined that Mr. Nellor is not independent pursuant to the applicable listing standards due to his employment as our President and Chief Executive Officer.
Board Committees and Meetings
      During the fiscal year ended January 31, 2006, the Board held nine meetings and acted by written consent on four occasions. During the fiscal year ended January 31, 2006, the independent directors regularly met in executive session without the presence of a non-independent director. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. A copy of the charter for each of these committees can be found at our website, www.peerless.com on the Investor Relations page, under the Executive Team — SEC Filings/ Corporate Governance link. During the fiscal year ended January 31, 2006, each director attended 75% or more of the aggregate meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively. None of the current directors attended the 2005 annual meeting of the stockholders. The Board’s policy is that each director will make every effort to attend the annual stockholders’ meeting, subject to his respective business and personal obligations.
      Audit Committee. The Audit Committee consists of Messrs. Rotherham (Chairman), Barrett and Cole, each of whom meets the independence and other requirements of the applicable Nasdaq listing standards, SEC rules, and our Bylaws. Mr. Rotherham currently serves as the Chairman of the Audit Committee. The Board has determined that Mr. Rotherham meets the definition of an audit committee financial expert, as set forth in Item 401(h)(2) of SEC Regulation S-K and meets the financial sophistication requirements of the Nasdaq listing standards. During the fiscal year ended January 31, 2006, the Audit Committee held eight meetings and acted by written consent on four occasions. The Audit Committee operates pursuant to a written charter adopted by the Board in June 2003. In accordance with its current charter, the Committee’s responsibilities currently include direct responsibility for the appointment, compensation, retention and oversight of the work of the independent auditor, as well as:

•	reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel;

•	meeting with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed in the audit and the staffing of the audit;

•	reviewing and discussing with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•	reviewing with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters;

•	discussing with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any;

•	discussing with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect;

•	recommending to the Board that the audited financial statements be included in the Company’s Annual Report;

•	discussing with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing and approving, if determined, all related party transactions;

•	discussing with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process or accounting policies;

•	discussing with the Company’s General Counsel or outside counsel any legal matters brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements;

•	discussing with management the Company’s policies with respect to risk assessment and risk management;

•	setting clear hiring policies for employees or former employees of the Company’s independent auditor;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	providing the Company with the Audit Committee Report for inclusion in each of the Company’s annual proxy statements; and

•	performing an annual evaluation of the performance of the Committee.
      Compensation Committee. The Compensation Committee also consists of Messrs. Barrett (Chairman), Cole and Rotherham.. The responsibilities of the Compensation Committee include oversight, development and administration of the total compensation program for executive officers and other key employees, and oversight of the Company’s incentive and equity plans and other employee benefit plans. The Compensation Committee has sole power to determine the compensation of our Chief Executive Officer and is charged with determining the compensation of all other executive officers of the Company. During the fiscal year ended January 31, 2006, the Compensation Committee held six meetings and acted by written consent on five occasions.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which also consists of Messrs. Cole (Chairman), Barrett and Rotherham, develops the policy on the size of the Board, reviews potential candidates for Board membership and exclusively makes nominations for persons to serve on the Board. It is also charged with developing and recommending appropriate corporate governance standards and evaluating the effectiveness of the Board. During the fiscal year 2006, the Nominating and Corporate Governance Committee held one meeting and acted by written consent on one occasion. The Committee will consider as potential director nominees candidates recommended by various sources, including the Chief Executive Officer, any member of the Board or any qualifying stockholder of the Company, as discussed below. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. The Committee then, as and to the extent it deems advisable, seeks to identify potential director nominees or to fill any vacancies. The Nominating and Corporate Governance Committee may seek input from members of the Board and senior management in connection with this search as well as hire a search firm if deemed appropriate by the Nominating and Corporate Governance Committee. Potential director nominees will be initially reviewed by the Chairman of the Nominating and Corporate Governance Committee, or in the Chairman’s absence, any member of the Nominating and Corporate Governance Committee delegated to initially review director candidates. The reviewing Nominating and Corporate Governance Committee member will then make an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) based on the criteria set forth below. If the reviewing Nominating and Corporate Governance Committee member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidate(s) (the full Nominating and Corporate Governance Committee may, in its discretion, conduct interviews as schedules permit). If a nominee is approved by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee will seek Board of Director approval of the director candidate(s).
      The Board does not have any specific minimum qualifications for Nominating and Corporate Governance Committee recommended nominees to the Board; however, the factors to be considered in recommending candidates for Board membership include, but are not limited to:

•	the candidate’s ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the candidate’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	the candidate’s personal and professional integrity, ethics and values;

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience in the Company’s industry and with relevant social policy concerns;

•	the candidate’s experience as a board member of another publicly held company;

•	whether the candidate would be “independent” under applicable standards;

•	whether the candidate has practical and mature business judgment; and

•	the candidate’s academic expertise in an area of the Company’s operations.
      The Nominating and Corporate Governance Committee will consider suggestions for nominees for directorships from stockholders who have held a minimum of 1% of the Company’s outstanding voting securities for at least one year upon submission in writing to the Secretary of the Company the name of such nominee in accordance with the Company’s Bylaws and the procedures described below. Stockholder recommendations for nominees will be processed and are subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. The procedure for stockholders to submit their director candidate recommendations is as follows. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on the Board. The stockholder must also provide biographical information similar to what is required to be disclosed in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of Company stockholdings. The Company may request from the recommending stockholder such other information as may reasonably be required to determine whether the person recommended by a stockholder as a nominee meets the minimum director qualifications established by the Board and is independent for purposes of SEC and Nasdaq rules. All communications are to be directed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, CA 90245. Recommendations received after 120 days prior to the mailing of the proxy statement will likely not be considered timely for consideration at that year’s annual meeting.
Stockholder Communications with the Board
      Stockholders may communicate with our non-management Board members by written mail addressed to the Chairman of the Nominating and Corporate Governance Committee, care of Corporate Secretary, Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, CA 90245. Stockholders are encouraged to include proof of ownership of the Company’s stock in such communications. The Secretary will forward all communications to the Chairman of the Nominating and Corporate Governance Committee.
Director Compensation
      Each non-employee director of the Company receives a $15,000 yearly retainer, $1,000 for each Board meeting attended and $500 for each committee meeting attended. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive an annual retainer of $5,000 and $2,500, respectively for his committee service. Directors are entitled to receive $25,000 upon consideration of a Strategic Transaction. All directors are reimbursed for expenses incurred in connection with service on the Board and committees. In the fiscal year ended January 31, 2006, Messrs, Cole, Barrett and Rotherham received total cash compensation for their Board service of $17,625, $23,063 and $30,625, respectively.
      Pursuant to our Amended and Restated 2005 Incentive Award Plan, each non-employee director automatically receives options to purchase 30,000 shares of our Common Stock in connection with his initial election to the Board and automatically receives options to purchase 10,000 shares of our Common Stock on the date of each annual stockholder meeting at which he is re-elected. Options for non-employee directors vest at a rate of 25% on the first anniversary of the date of grant and 1/48th of the shares subject to the option vest each month thereafter for the following three years at an exercise price equal to fair market value on the date of grant. For the fiscal year ended January 31, 2006, each of Messrs. Barrett, Cole and Rotherham was granted options to purchase 10,000 shares of Common Stock with an exercise price of $3.82 per share on June 30, 2005, the date of our 2005 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE ABOVE NOMINEES.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2007 and the Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has been engaged as our independent registered public accounting firm since September 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
      Stockholder ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING JANUARY 31, 2007.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The fees billed by Ernst & Young LLP, our independent registered public accounting firm, during or with respect to the fiscal years ended January 31, 2005 and January 31, 2006 were as follows:
      Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended January 31, 2005 and January 31, 2006, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the applicable quarters, and performance of statutory audits for the applicable year were approximately $349,300 and $427,932, respectively. Approximately $6,800 and $6,250, respectively, of these fees were paid for review of the proxy and registration statements.
      Audit-Related Fees. The aggregate fees billed for services rendered by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements for the years ended January 31, 2005 and January 31, 2006 were approximately $39,400 and $3,795, respectively, of which approximately $26,000 were fees paid for the audit of the Company’s 401(k) Plan in fiscal 2005 and approximately $8,000 and $3,795 were fees paid for certain advisory services relating to corporate governance and the Sarbanes-Oxley Act in fiscal 2005 and fiscal 2006, respectively. In the years ended January 31, 2005 and 2006, approximately $5,400 and $29,078, respectively, were paid for advisory services in connection with other accounting matters.
      Tax Fees. The aggregate fees billed for tax compliance, tax advice and tax planning were approximately $31,900 and $42,460 for the years ended January 31, 2005 and January 31, 2006, respectively.
      All Other Fees. During the year ended January 31, 2005, we paid approximately $2,300 for subscriptions to Ernst & Young LLP’s online service used for accounting research.
      The Audit Committee has reviewed the non-audit services provided by Ernst & Young LLP and determined that the provisions of these services during fiscal years 2005 and 2006 are compatible with maintaining Ernst & Young LLP’s independence.
      Pre-Approval Policy. The Audit Committee has a pre-approval policy that is generally provided for up to one year, and any pre-approval is detailed as to type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accounting firm.
      Since the May 6, 2003 effective date of the SEC rules stating that an registered public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Ernst & Young LLP was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors of Peerless issued the following report for inclusion in the Company’s proxy statement in connection with the Annual Meeting.

1. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2006 with Peerless’ management and with Peerless’ independent registered public accounting firm, Ernst & Young LLP.

2. The Audit Committee has discussed with Ernst & Young LLP those matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

3. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independent Discussions with Audit

Committees, as amended, and has discussed with Ernst & Young LLP its independence from the Company and its management.

4. After the discussions referenced in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 31, 2006 be included or incorporated by reference in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT COMMITTEE

Thomas G. Rotherham, Chairperson
Robert G. Barnett
Louis C. Cole

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the ownership of our Common Stock as of May 5, 2006 by: (i) each director (each of whom is a nominee); (ii) each of the Named Executive Officers (as defined in the Summary Compensation Table below); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the outstanding Common Stock.

		Right to
		Acquire
		Beneficial
		Ownership
	Shares of	Within	Percent of
Name and Address of Beneficial Owner	Common Stock	60 Days	Total

Directors and Named Executive Officers
Robert G. Barrett	103,691	56,663	*
Louis C. Cole	—	43,902	*
Alan D. Curtis	3,032	220,876	1.3%
Edward M. Gaughan	—	40,945	*
Cary Kimmel	22,551	113,250	*
William R. Neil	54,114	261,375	1.8%
Howard J. Nellor	159,906	377,750	3.1%
Eric Random	4,469	156,861	*
Steve J. Robinson	—	—	*
Thomas G. Rotherham	10,000	16,388	*
Robert Westervelt	875	32,250	*

All directors and executive officers as a group (11 persons)	358,638	1,320,260	9.1%
5% Beneficial Holders(1)
State of Wisconsin Investment Board(2)	917,575	—	5.4%
121 East Wilson Street Madison, WI 53707
Marathon Capital Management LLC(3)	883,702	—	5.2%
PO Box 771 Hunt Valley, MD 21030

*	Represents beneficial ownership of less than one percent.
      This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,123,763 shares of Common Stock outstanding on May 5, 2006, adjusted as required by rules promulgated by the SEC.

(1)	Except as set forth, management of the Company knows of no person who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock.

(2)	Based upon a Schedule 13G/ A filed February 15, 2006 with the SEC by the State of Wisconsin Investment Board.

(3)	Based upon a Schedule 13G/ A filed April 3, 2006 with the SEC by Marathon Capital Management LLC, an investment advisor, who reports sole voting power as to 41,000 shares and sole dispositive power as to all 883,702 shares.

EXECUTIVE OFFICERS
      The following sets forth information with respect to the Company’s executive officers as of May 5, 2006.

Name	Age	Position

Howard J. Nellor	67	Director, President and Chief Executive Officer
William R. Neil	55	Vice President, Finance, and Chief Financial Officer
Eric Random	58	Vice President, Engineering
Alan D. Curtis	47	Vice President, Corporate Development
Cary A. Kimmel	62	Vice President, Business Development
Edward M. Gaughan	37	Vice President, Sales & Special Assistant to the CEO
Robert T. Westervelt	48	Vice President, Chief Technology Officer
      No officer has any arrangement or understanding with any other person(s) pursuant to which he was selected as an officer. The biographies below contain the term that each Named Executive Officer has served in such capacity.
      Steve J. Robinson’s employment with the Company, as our Vice President, Marketing, terminated on August 8, 2005. On March 30, 2006, William R. Neil, our Vice President, Finance, Chief Financial Officer, informed us of his decision to resign during calendar year 2006. The Company has begun the search process for a new Vice President, Finance, Chief Financial Officer. No effective date has been set for Mr. Neil’s resignation.
      Howard J. Nellor has served the Company as a director and as our President and Chief Executive Officer since November 2000. From April 2000 through October 2000, Mr. Nellor served the Company as our interim President and Chief Executive Officer. From 1997 to April 2000, Mr. Nellor was a consultant to the Company, during which time he focused on business process re-engineering and software product development. Mr. Nellor has 43 years of experience in the development of high technology products. He has held numerous management positions over the course of his career. From 1987 to April 2000, Mr. Nellor managed his own consulting company and, during the 13 years of consulting, he worked with clients primarily to assist in the management of crisis and turnaround situations. These consulting assignments were in high technology fields and included software, robotics, hardware, systems engineering, executive management training and development, customer service, and general accounting. Mr. Nellor’s assignments frequently required the stabilization of corporate performance in companies undergoing management changes. He also has extensive education and training in organizational development. Mr. Nellor’s experience includes over 20 years with TRW, Inc., including communication satellite program management and many internal technical management positions. He holds a B.S. in Engineering from the University of Nebraska and an M.B.A. from Pepperdine University.
      William R. Neil has served as our Chief Financial Officer and Vice President of Finance since August 2000 and assumed the office of Secretary from June 2004 through June 2005. In this capacity, he oversees and directs all financial planning, reporting, accounting and audit activities. He also manages the Contract Manufacturing, Information Technology and Human Resources departments. From February 1998 to July 2000, Mr. Neil served as our Corporate Controller. From September 1996 through July 1997, Mr. Neil served as Vice President and Chief Financial Officer for Interactive Medical Technologies, Ltd., a provider of non-radioactive diagnostic products and laboratory analysis for studying the effects of experimental drugs and surgical procedures on regional blood flow. Prior to that time, he served as Senior Vice President and Chief Financial Officer for Perceptronics, Inc., a developer of training and simulation devices, artificial intelligence command and control programs for the Department of Defense, and Vice President and Chief Financial Officer for Clifford Electronics, Inc., a manufacturer and distributor of auto alarm systems. Mr. Neil obtained his certification as a public accountant in the State of California during his tenure at Arthur Andersen & Co. Mr. Neil received a B.S. from California State University, Northridge.

      Eric Random has served as our Vice President, Engineering since June 2001. In this capacity, he is responsible for all engineering activity at Peerless both at our headquarters in El Segundo, CA and our Kent, WA facility, Peerless Systems Imaging Products, Inc. (PSIP). From August 2000 to June 2001, Mr. Random served as Vice President, Special Projects, and he oversaw the integration of PSIP with Peerless Systems Corporation in connection with the acquisition of PSIP. From April 1999 to August 2000, Mr. Random served as a Senior Architect and member of the Peerless Core Technology group, responsible for formulating new technology direction. From July 1996 to April 1999, he spearheaded the development of the PeerlessPage color imaging architecture. He has a broad background in software development, including operating systems, computer languages and user interface. Mr. Random has been with Peerless since 1992 and holds a B.A. from Yale University.
      Alan D. Curtis has served as our Vice President of Corporate Development since May 2005. In this capacity Mr. Curtis is responsible for strategic planning and corporate M&A activities for the Company. Mr. Curtis’ role focuses on developing opportunities for improving stockholder value and identifying and developing new avenues of growth for the Company. Prior to his current position, Mr. Curtis served as Chief Technology Officer from February 2000 to May 2005. In this capacity, Mr. Curtis led the Company’s new technology development efforts in the areas of high performance color imaging, system architectures supporting embedded controller technologies, and software applications supporting printing and document workflows. Mr. Curtis has also been Vice President of New Product Development from June 2002 to May 2005, and while holding such position was also responsible for directing the deployment of Peerless’ new technologies. Prior to his role in new product development, Mr. Curtis served as Vice President of Technology and Architecture from February 2000 to June 2002, and Vice President of Product Development from October 1999 to February 2000. From November 1997 to October 1999, Mr. Curtis served as Director of Corporate Development. Earlier roles at Peerless include Senior Project Manager, North America, Manager of Software Development, and Senior Software Engineer. Before joining Peerless in 1992, Mr. Curtis worked for Xerox, Accenture (formerly Andersen Consulting), and two start-ups developing software for the entertainment field. Mr. Curtis holds an M.S. in Computer Science from the University of Wisconsin, Madison and a B.A. from University of California, Los Angeles.
      Cary A. Kimmel has served as our Vice President of Business Development since October 2001. In this capacity, Mr. Kimmel is responsible for contractual relationships with the Company’s customers and strategic partners, tactical pricing and license management. Since April 2001, Mr. Kimmel has represented Peerless as a board member of Peerless Systems K.K. in Tokyo, Japan. Mr. Kimmel joined the Company in June 1995 and held the position of Director of Business Development from June 1995 to February 2001 and Senior Director Business Development from February 2001 to October 2001. Immediately prior to joining the Company in June 1995, Mr. Kimmel was with Xerox Corporation for twenty-six years and held positions in Product and Project Planning, Finance and Business Development.
      Edward M. Gaughan has served as our Vice President, Sales and Marketing since August 2005, and has been Vice President, Sales & Special Assistant to the CEO since June 2004. Since August 2005, Mr. Gaughan has represented Peerless as a board member of Peerless Systems K.K. in Tokyo, Japan. Between June 2002 and May 2004, Mr. Gaughan was Co-Founder (with his wife) and Vice President of Impact Marketing, Inc., an S corporation involved in the business of consulting in the area of channel program development and business development, that is owned 50% by Mr. Gaughan and 50% by his wife, where he was responsible for providing sales, marketing and new business development strategies to office solutions providers. Also during that time, beginning in June 2002, Mr. Gaughan provided consulting services to us as an independent contractor with respect to assistance with product and corporate positioning, collateral and sales tool development and delivery of Web-based training. From December 2000 to May 2002, he served as Vice President of Sales and Business Development at T/ R Systems, Inc., a public company traded on Nasdaq that develops solutions for the management and production of digital documents, where he managed and developed OEM account managers and the field sales team, including product positioning and implementing strategies to generate new business. From January 1994 until December 2000, he worked for Electronics for Imaging, Inc., a digital imaging and print management company listed on Nasdaq, his last position being Director of Sales and Product Marketing.

      Robert T. Westervelt, PhD, has served as our Chief Technology Officer since May 2005. As Chief Technology Officer, Mr. Westervelt is responsible for defining and managing the overall technical direction for our products. Since joining the Company in 1999 as a senior project manager, he has held several key positions including senior software architect and director of engineering, leading engineering projects including software development, new functionality for embedded systems, performance enhancements and system integrations. A seasoned technologist and manager focused on delivering real-world results, he designed the architecture and led the successful design and development of the our first manufactured product, an 80ppm color multi-function copier system with printing, faxing and scanning capabilities. Prior to his tenure at the Company, Mr. Westervelt was vice president of software development for Vista Control System, where he designed the architecture for a distributed control system framework used in a wide range of applications. He was also an accelerator operations physicist for Los Alamos National Laboratory in Los Alamos, New Mexico, one of the primary research centers of the Department of Energy. Mr. Westervelt holds a PhD and MS in Physics from Stanford University, as well as a BS in Physics from Rensselaer Polytechnic Institute.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
      The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities for the fiscal years indicated for each of the following persons (the “Named Executive Officers”):

•	our chief executive officer;

•	the next four of our most highly compensated executive officers other than the chief executive officer who were serving as executive officers as of January 31, 2006 whose annual salary and bonus exceeded $100,000; and

•	one person who would have qualified as one of the next four highly compensated executive officers had his employment with us not terminated during the fiscal year ended January 31, 2006.

					Long-Term
					Compensation
		Annual			Awards/
		Compensation(1)			Securities
	Fiscal			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(2)	Compensation(3)	Options	Compensation(4)

Howard J. Nellor	2006	$270,000	$227,500	—	—	$2,000
President, Chief Executive Officer	2005	270,000	22,500	—	175,000	2,000
and Director	2004	270,000	—	—	—	2,000

William R. Neil	2006	180,000	108,350	—	—	1,481
Vice President, Finance and Chief	2005	180,000	11,250	—	75,000	2000
Financial Officer	2004	180,000	0	—	—	2519

Edward M. Gaughan(5)	2006	287,938	17,000	25,347	—	1,423
Vice President, Sales & Marketing	2005	167,252	11,500	20,000	100,000	2,577

Eric Random	2006	175,865	75,850	—	—	2,498
Vice President, Business	2005	160,000	7,500	—	50,000	2,000
Development	2004	158,092	—	—	25,000	1,652

Steve J. Robinson(6)	2006	96,770	17,000	—	—	55,345
Vice President, Marketing	2005	315,798	1,500	—	20,000	2,000
	2004	241,495	—	—	—	2,000

Alan D. Curtis	2006	178,769	66,750	—	—	2,115
Vice President, New Product	2005	165,000	7,500	—	50,000	2,000
Development and Chief	2004	163,211	—	—	25,000	2,087
Technology Officer

(1)	In accordance with SEC rules, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of the salaried employees and perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus described in this table.

(2)	Represents bonuses paid under the annual management cash bonus incentive plan together with bonuses paid pursuant to the entering into of the binding MOU with Kyocera Mita Corporation. Fiscal year 2006 bonuses were all paid in cash. For more information on bonus awards see the section of this proxy statement entitled “Report of the Compensation Committee”.

(3)	Represents a travel allowance of $20,000 and $25,347 paid to Mr. Gaughan in fiscal year 2005 and 2006, respectively.

(4)	Represents Company matching contributions under the 401(k) Plan and a payment to Mr. Robinson under his separation agreement of $46,650 representing three months of salary. Mr. Robinson was also paid $8,695 for unused vacation time.

(5)	Mr. Gaughan became an executive officer on June 1, 2004. His salary for fiscal year 2005 is based upon his salary as an executive officer from June 1, 2004 until January 31, 2005. In fiscal year 2005 and 2006,

$33,406 and $87,938, respectively, of his reported salary was commissions earned during the respective years. In addition, the company of which he is a 50% owner and of which his wife is a 50% owner, and his wife is the sole employee, Impact Marketing, Inc., received professional consulting fees of $110,415 and expense reimbursements of $14,816 for services rendered to the Company, including services performed by Mr. Gaughan as an independent contractor consultant prior to June 1, 2004. Those amounts are not listed in the Summary Compensation Table above.

(6)	Mr. Robinson’s employment with the Company terminated on August 8, 2005. Amounts for 2006 represent amounts paid through August 8, 2005, based on an annual salary of $185,000. Mr. Robinson was paid three months of salary, totaling $46,650, under his separation agreement and was paid $8,695 for unused vacation time. The Company also agreed to pay COBRA premiums for Mr. Robinson’s health benefits for six months following termination.

Stock Option Grants and Exercises
      None of the Named Executive Officers were granted options or stock appreciation rights during the fiscal year ended January 31, 2006.
      Option Exercises in Fiscal Year 2006. The following table shows for the fiscal year ended January 31, 2006 certain information regarding options exercised by and held at year-end by the Named Executive Officers.
Aggregated Option Exercises Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercise
			Underlying Unexercised		In the Money Options at
			Options at January 31, 2006		January 31, 2006(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard J. Nellor	—	$—	377,750	131,250	$1,584,373	$696,938
William R. Neil	—	—	261,375	56,250	1,309,875	292,500
Edward M. Gaughan	—	—	50,000	50,000	262,500	262,500
Eric Random	16,000	72,480	227,611	43,750	824,074	222,688
Steve J. Robinson	30,000	30,567	—	—	—	—
Alan D. Curtis	—	—	249,501	56,250	1,117,341	289,188

(1)	Determined by calculating the spread between the market value of our Common Stock on the date of exercise and the exercise price of the options.

(2)	Based on the closing price of our Common Stock on January 31, 2006 of $6.53.
Executive Agreements
      Change in Control Severance Agreements. Upon the recommendation of the Compensation Committee, the Board approved change in control severance agreements for the then executive officers of the Company effective as of October 10, 2003 and effective as of June 2, 2004 for Mr. Gaughan and effective as of August 11, 2005 for Mr. Westervelt. The change in control severance agreements provide each of our seven executive officers with enhanced benefits in the case of a change in control where: (i) the executive is terminated within eighteen (18) months following the change in control, other than for cause, or (ii) the executive terminates his employment for good reason (as defined) within 18 months following the change in control or (ii) such change in control is consummated (A) with a party with whom the Company has entered into a non-disclosure agreement for the purpose of consummating a change in control transaction while the executive was employed by the Company and (B) within one (1) year following the termination of the executive’s employment by the Company without cause (as defined). Upon such events, the executives are entitled to severance compensation and benefits, including those set forth below.

•	A lump sum payment equal to one (or two for the chief executive officer only) times base salary.

•	A lump sum payment equal to one (or two for the chief executive officer only) times bonus at expected value.

•	Full vesting of unvested stock options.

•	Continued medical and dental insurance benefits substantially similar to those provided to the executive and his eligible family members for one year (two years for our chief executive officer).
      Each change in control severance agreement has a three year term; provided, however, that the agreements automatically extend for one additional year on the third anniversary of the agreement’s effective date and on each subsequent anniversary, unless either the executive or the Company elects not to so extend the term of the agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect.
      If any payment or distribution to or for the benefit of the executive (whether paid or payable or distributed or distributable) pursuant to the terms of the agreements or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”) the payments will be reduced to the extent necessary so that no portion of the payments are subject to an excise tax, but only if, by reason of such reduction, the net after-tax benefit to the executive exceeds the net after-tax benefit to the executive if no reduction was made.
      Separation Agreement. In connection with the termination of Steve Robinson’s employment on August 8, 2005, the Company and Mr. Robinson entered into a separation agreement which provided Mr. Robinson with three months salary (totaling $46,650), and the payment of premiums for COBRA health benefits through February 2006.
      Transaction Incentive Plan. As software companies in the printing segment continue to consolidate, the Company believes it is important to be prepared for the possibility of a sale of all of the Company, part of the Company or substantially all of the assets of the Company. In order to be prepared should a transaction opportunity present itself or become necessary, the Board adopted a Transaction Incentive Plan in October 2003, in order to incentivize our senior executive team to complete a corporate transaction, align such executives’ interests to maximize stockholder value, directly tie the payout to the transaction value and compensate such executives for prior salary adjustments and periodic stock option grants that were not made. The participants in the Transaction Incentive Plan since inception are Mr. Nellor, our Chief Executive Officer, and Mr. Neil, our Chief Financial Officer. On August 17, 2005, the Compensation Committee approved the amendment and restatement of the Transaction Incentive Plan to provide additional flexibility to add participants to the plan. In connection with the plan amendment, the Committee added Mr. Curtis, our Vice President of Corporate Development as a participant in the Transaction Incentive Plan. The term of the Transaction Incentive Plan is through January 31, 2007. Pursuant to the Transaction Incentive Plan, upon a change in control (as defined), the Chief Executive Officer, Chief Financial Officer and Vice President, Corporate Development will receive up to 50%, 35% and 15%, respectively, of the bonus pool; the bonus pool will equal 5% of the enterprise value, which is the transaction value (the fair market value of the per share consideration received by the Company/stockholders upon the change in control multiplied by the number of our shares of Common Stock outstanding as of the change in control) minus $23,100,000. This amount will represents the target bonus. In the event of a change of control transaction, the bonus payout will be 75% of the target bonus if the price per share offered is less than $2.50. However, if the price per share offered is greater than $4.50 per share then the bonus payout will be 125% of the target bonus. The participants in the Transaction Incentive Plan must be employed by the Company upon the change in control in order to receive the benefits of the Transaction Incentive Plan, except in the case of death or disability, in which case the executive is eligible to receive 75% of the payout amount. The payments under the Transaction Incentive Plan are in addition to any payments that may be payable under the Change in Control Severance Agreements.
      If any payment or distribution to or for the benefit of the executive (whether paid or payable or distributed or distributable) pursuant to the terms of the Transaction Incentive Plan or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code, the payments will be reduced to the extent necessary so that no portion of the payments are subject to an excise tax, but only if, by reason of such reduction, the net after-tax benefit to the executive exceeds the net after-tax benefit to the executive if no reduction was made.
Equity Compensation Plan Information
      The following table provides aggregate information regarding the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under all of Peerless’ equity compensation plans as of January 31, 2006.

Number of Securities
Remaining Available for
	Number of Securities to		Weighted-Average		Future Issuance Under Equity
	be Issued Upon Exercise		Exercise Price of		Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities
	Warrants and Rights		Warrants and Rights		Reflected in Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	3,297,100	(1)	$2.47	(1)	788,765
Employee stock purchase plan approved by security holders	N/A		N/A		N/A
Equity compensation plans not approved by security holders(1)	N/A		N/A		N/A

Total	3,297,100	(1)	$2.47	(1)	788,765

(1)	Excludes 12,667 outstanding options with a weighted average exercise price of $0.73 per share assumed by the Company in connection with the merger of Auco, Inc. (renamed Netreon, Inc.) with and into the Company in June 1999. The plan governing these options was terminated as to future option grants as of the time of the merger.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the executive officers, directors and 10% stockholders. The Company believes that, during the fiscal year ended January 31, 2006, all of the executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements, except that Steve Robinson, a former officer of the Company, did not report one transaction with respect to the grant of stock options on a timely-filed Form 4, but such transaction was subsequently reported on a Form 5.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The Compensation Committee currently consists of Messrs. Barrett (Chairman), Cole and Rotherham. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time. None of the executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board (the “Compensation Committee”) is composed solely of directors who are not current or former employees of the Company. The Compensation Committee establishes the salaries and other compensation of the Chief Executive Officer and other executive officers of the Company. It also reviews and approves all of the Company’s compensation and benefits plans and policies, and administers all of the Company’s executive compensation programs, incentive compensation plans and equity-based plans.
      During fiscal year 2006, the Compensation Committee members included Robert G. Barrett (Chairman), Louis C. Cole and Thomas G. Rotherham.
Executive Compensation Philosophy
      The Compensation Committee designs compensation plans to support the Company’s business strategies and long-range plans and to reflect the value created for stockholders by the executive officers. The Compensation Committee is guided by the following themes:

•	a compensation program should stress the Company’s annual performance and increase in value;

•	a compensation program should strengthen the relationship between pay and performance by providing variable, at risk compensation based on predetermined objective performance measures;

•	a compensation program should attract, motivate and retain high quality employees who will enable the Company to achieve its strategic and financial performance goals; and

•	a compensation program should provide an incentive plan that supports a performance-oriented environment, with superior performance resulting in total annual compensation above median levels.
      These principles are intended to create a competitive compensation structure that will help attract and retain executive officers, assure the integrity of the Company’s executive compensation practices, tie compensation to performance, promote accountability and safeguard the interests of the stockholders.
      In carrying out these objectives, the Compensation Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, each executive officer’s individual performance, the executive officer’s responsibilities and the Company’s performance.
Executive Compensation Components
      The Company’s executive compensation package consists of three components: base salary, annual cash performance incentives and equity-based compensation incentives. The Compensation Committee, on an annual basis and in conjunction with executive management, assesses the effectiveness of the Company’s overall compensation programs. For the fiscal year ended January 31, 2006 (“fiscal year 2006”) and the fiscal year ended January 31, 2007, (“fiscal year 2007”), the principal components of executive compensation include the following.
      Base Salary and Benefits. Base salaries and benefits for executive officers of the Company are designed to provide a pay opportunity that is appropriately competitive as compared to the median in the marketplace based on competitive compensation information. The Compensation Committee also takes into account specific individual criteria in setting salaries, including scope of responsibilities, the results achieved by the executive, the executive’s potential, and the Company’s performance. Based on competitive compensation information, annual performance reviews, the performance of each executive and the Company’s performance, the Compensation Committee determined to award Messrs. Random and Curtis with an increase of base salary which went into effect at the end of the second quarter of fiscal year 2006. Base salaries for Messrs. Nellor and Neil were not increased during fiscal year 2006 based on the executives’ incentive compensation for fiscal year 2006 and the Board’s determination that their salary is appropriately competitive. The Compensation Committee set the fiscal year 2007 base salaries for the executive officers in the first quarter of fiscal year 2007 based on competitive market data, the Company’s overall financial performance in fiscal year 2006 compared to pre-determined revenue and profit goals and the executive officer’s individual achievement of certain individual goals in fiscal year 2006 and as a result increased base salaries of executive officers (except Mr. Gaughan, who joined the Company as an executive in fiscal year 2005) ranging from 3% to 11% increases. In particular, the Compensation Committee noted the significant increase in Company’s revenues and profits during fiscal year 2006, the significant increase in the Company’s stock price and other notable individual achievements.
      Performance Incentive Compensation. The Compensation Committee administers the annual management incentive cash bonus plan and the Peerless Systems Corporation 2005 Incentive Award Plan (the “2005 Plan”) to incentivize and reward the Company’s directors, employees and consultants based on the Company’s performance and the individual’s performance.
      The annual management incentive cash bonus plan, which provides cash bonuses to executive officers, rewards participants in proportion to Company performance, the performance of a specific business unit or region for which the participants have a direct impact and the results achieved by the participant against pre-determined goals. The Named Executive Officers received their fiscal year 2006 bonuses based on the Company’s achievement of certain revenue and profit targets and on the executive’s achievement of certain individual performance goals.
      In addition, the Named Executive Officers became eligible and received a cash bonus (the “KMC bonus”) in fiscal year 2006 as a result of the completion of a binding MOU with Kyocera Mita Corporation in March 2005 (the “KMC transaction”). The KMC bonus was bifurcated into two payments to the Named Executive Officers: one payment of 50% of the total being due upon execution of the MOU and one payment of the remaining 50% being due upon entry into a definitive agreement with Kyocera Mita. The Named Executive Officers received the first bonus payment in fiscal year 2006 following the execution of the MOU and will receive the second bonus payment upon execution of a definitive agreement under the KMC transaction. The KMC bonus amounts rewarded the Named Executive Officers for their contributions to the KMC transaction, as determined by the Compensation Committee in March 2005. The total amount of the KMC bonus was 85% of the target bonus previously established by the Committee for this transaction. On an individual basis, Messrs. Nellor, Neil, Random, Gaughan, Robinson and Curtis were paid $63,750, $31,875, $21,250, $17,000, $17,000 and $21,250, respectively, pursuant to the KMC bonus.
      The Committee established a bonus program for fiscal year 2007. Based on this program, the Named Executive Officers will receive 40% of their target bonus for fiscal year 2007 based on achieving end of year targets for revenue and profit. The remaining 60% of the bonus will be allocated as follows: 60% for achieving revenue and profit targets for the quarter and 40% for achieving individual goals (determined based on personal responsibility) each quarter and divided evenly among the four fiscal quarters. Quarterly bonuses will be paid on a semi-annual basis. The Chief Executive Officer has some discretion in determining achievement of individual responsibility goals for Named Executive Officers (other than himself). If, in the Committee’s discretion, it determines that the end of the year forecast is negative, the bonus for the first two quarters may not be paid or may be reduced. In addition, the Committee may choose to withhold or not pay bonus to any officer who fails to discharge duties in a professional manner or otherwise behaves inappropriately.
      Long-Term Incentive Compensation. The primary purpose of the long-term incentive compensation is to align the interests of the Company’s executive officers and other management with the Company’s stockholders and to maximize stockholder value and the incentives to executive officers and other management in the execution of their day to day duties. The Company’s primary form of long-term incentive compensation is stock option grants granted under the 2005 Plan. Grants of stock options under the 2005 Plan are designed to provide executive officers with an opportunity to share, along with stockholders, in the long-term performance of the Company. The Compensation Committee grants stock options with exercise prices not less than the fair market value of the Company’s Common Stock on the date of grant. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. The Company periodically grants stock options to eligible employees, with additional grants being made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Stock options granted under the Company’s compensation plans generally have a four-year vesting schedule and generally expire ten years from the date of the grant. Guidelines for the number of stock options granted to each executive officer are determined using a procedure approved by the Compensation Committee based on several factors, including the Company’s performance, the performance of a specific business unit or region for which the grantee has a direct impact, the scope of the grantee’s responsibilities, the results achieved by the grantee and his or her potential. In fiscal year 2006, the scope of Dr. Westervelt’s responsibilities changed when he was promoted to Chief Technology Officer. We granted Dr. Westervelt 50,000 options in connection with this promotion. No other senior promotions were made in fiscal year 2006, and as a result Dr. Westervelt was the only executive officer to receive a stock option grant under the 2005 Plan in fiscal year 2006.
      Transaction Incentive Plan. The Compensation Committee amended the Transaction Incentive Plan, as described above, to provide additional flexibility in determining the beneficiaries under the Transaction Incentive Plan.
      Change in Control Provisions. In August 2005, the Compensation Committee recommended, and the Board approved, a change in control severance package for Dr. Robert Westervelt, on substantially similar terms as the other executive officers (other than the Chief Executive Officer). Accordingly, Dr Westervelt will be entitled to receive, upon the change in control of the Company and certain other events delineated under “Executive Compensation and Other Matters — Executive Agreements — Change in Control Severance Agreements” above, a lump sum payment equal to one-times his base salary and one-times his expected bonus, full vesting of unvested stock options and continued medical and dental insurance benefits substantially similar to those provided to Dr. Westervelt and his eligible family members for one year.
Chief Executive Officer Compensation
      The Compensation Committee meets each year in executive session to evaluate the performance of Mr. Nellor, the Chief Executive Officer, President and member of the Board. The results of this evaluation are considered in determining Mr. Nellor’s compensation, consistent with the compensation policies described above. The Compensation Committee also consults with its independent consultant in setting the Chief Executive Officer’s compensation.
      Compensation for Fiscal Year 2006. The Company did not increase Mr. Nellor’s salary in fiscal year 2006 or award him any long-term incentive awards, due in large part to the grant of options to purchase 175,000 shares of Common Stock to Mr. Nellor in 2005. Mr. Nellor received a bonus of $163,750 for his performance in fiscal year 2006. In setting this award, the Compensation Committee reviewed competitive market data, the Company’s overall financial performance in fiscal year 2006 and Mr. Nellor’s individual role in the Company’s successes. In particular, the Compensation Committee noted Mr. Nellor’s leadership in a successful year in which the Company’s revenues increased from $23.1 million in fiscal year 2005 to $36.2 million in fiscal year 2006, the Company’s stock price increased from a closing price on February 1, 2005 of $1.34 to a closing price on January 31, 2006 of $6.53, the Company continued to maintain high standards of corporate governance and other notable achievements.
      Compensation for Fiscal Year 2007. Based on the results of the Company and Mr. Nellor’s achievements in fiscal year 2006, in April 2006, the Compensation Committee increased Mr. Nellor’s base salary for fiscal year 2007 by 11% from $270,000 to $300,000, the first salary increase since 2002. The Compensation Committee also established a target bonus of $180,000 for fiscal year 2007 for Mr. Nellor subject to the Company’s achievement of certain profitability and revenue objectives, the execution of the operational plan, maintaining high standards of corporate governance, entering into certain agreements with current and potential customers, increasing stockholder value and other Company and personal objectives.
      The Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation, including base salary, annual cash bonus, equity grants and long-term incentive awards, accumulated realized and unrealized stock option gains and other compensation. Based on this review, the Compensation Committee finds the Company’s Chief Executive Officer’s total compensation (and in the case of a change of control, the potential payout) in the aggregate to be reasonable and not excessive.
Tax Deductibility of Executive Compensation
      Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to each of the Named Executive Officers in a taxable year.

Options granted with exercise prices of at least 100% of fair market value are intended to qualify under the 2005 Plan as “performance-based compensation.” Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee believes that, with respect to the application of Section 162(m) of the Code, at the present time it is highly unlikely that the compensation paid to any Named Executive Officer in a taxable year will exceed $1 million.
Organization and Compensation Committee Activities
      The Compensation Committee held six meetings during fiscal year 2006 and acted by written consent on five occasions. Each member of the Compensation Committee attended at least 75% of the total meetings held when he was a member.
      The following summarizes the Compensation Committee’s major activities in fiscal year 2006:

•	Evaluated the Chief Executive Officer’s performance.

•	Reviewed and determined fiscal year 2006 salary increases for each executive officer based on the Company’s performance, the officer’s performance and competitive data.

•	Determined the fiscal year 2006 bonus awards for executive officers based on corporate and individual performance.

•	Approved the fiscal year 2006 bonus plan based on performance criteria.

•	Reviewed management development and succession plans.

•	Recommended the election of corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

•	Reviewed the Compensation Committee’s charter for compliance with various legislative and regulatory developments.

•	Reviewed the design of the 2005 Plan.

•	Considered the promotion of Alan D. Curtis from Vice President, New Product Development and Chief Technology Officer to Vice President, Corporate Development and the promotion of Dr. Robert Westervelt from Senior Architect to Vice President, Chief Technology Officer, which promotions became effective May 24, 2005.

•	Approved the amendment to the Transaction Incentive Plan.

•	Reviewed executive compensation benchmarking data and other compensation developments.

•	Approved the change in control severance package for Dr. Westervelt.

The Compensation Committee

Robert G. Barrett (Chairman)
Louis C. Cole
Thomas G. Rotherham

PERFORMANCE MEASUREMENT COMPARISON
      The following chart shows a five-year comparison of cumulative returns, calculated on a dividend reinvested basis, for the Company, the Nasdaq Stock Market (United States Companies) and the Hemscott Application Software Index (formerly known as the CoreData Application Software Index). The Hemscott Application Software Index is comprised of 125 leading software application companies, as determined by Media General Financial Services. The graph assumes that $100 was invested in each of the Common Stock, the Nasdaq Stock Market and the Hemscott Application Software Index on February 1, 2001.

		INDEX RETURNS
		Years Ending
	Base Period
Company/Index	Jan01	Jan02	Jan03	Jan04	Jan05	Jan06

PEERLESS SYSTEMS CORP	100	146.29	169.14	291.43	150.86	746.29

NASDAQ U.S. INDEX	100	70.21	48.38	75.30	75.45	84.87

HEMSCOTT APPLICATION SOFTWARE	100	79.18	54.38	69.55	70.46	77.67

CODE OF BUSINESS CONDUCT AND ETHICS
      The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s officers, directors and employees. Our Code of Business Conduct and Ethics, as applied to our Chief Executive Officer, senior financial officers, principal accounting officer, controller and other senior financial officers is intended to comply with the requirements of Section 406 of the Sarbanes-Oxley Act. A copy of our Code of Business Conduct and Ethics is available on the Company’s website at www.peerless.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to the Company. The Company intends to timely disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics applicable to our Chief Executive Officer, senior financial officers, principal accounting officer, controller and other senior financial officers on our website at www.peerless.com within 5 business days or as otherwise required by the SEC or Nasdaq.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The Company had no related party transactions in an amount exceeding $60,000 in fiscal 2006.

OTHER MATTERS
      The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
      It is currently contemplated that our 2007 Annual Meeting of Stockholders will be held on or about June 28, 2007. Proposals by stockholders to be presented at the Company’s 2007 annual meeting must be received by the Company, c/o Secretary, at 2381 Rosecrans Avenue, El Segundo, CA 90245, no later than January 16, 2007, in order to be considered for inclusion in the Company’s proxy statement and form of proxy for such meeting. Furthermore, pursuant to the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act may be considered untimely and ineligible to properly come before the Company’s 2007 annual meeting if such proposal is not submitted between 60 and 90 days prior to June 28, 2007.
INCORPORATION BY REFERENCE
      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Securities Exchange Act that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Compensation Committee Report, the Audit Committee Report and the Performance Graph contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or the Securities Exchange Act. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.
AVAILABLE INFORMATION
      The Company is required to file annual, quarterly and special reports and other information with the SEC. You can read the Company’s filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may read and copy any document filed with the SEC, or obtain copies of the documents at prescribed rate at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are also available at the office of the Nasdaq Stock Market, Inc. For further information on obtaining copies of the Company’s public filings at the Nasdaq Stock Market, you should call (212) 656-5060. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 filed with the SEC is available without charge upon written request to: Corporate Secretary, Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, California 90245.

By Order of the Board of Directors

William R. Neil
Vice President, Finance and Chief Financial Officer
May 16, 2006
      PLEASE RETURN YOUR PROXY AS SOON AS POSSIBLE. UNLESS A QUORUM CONSISTING OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE IS REPRESENTED AT THE ANNUAL MEETING, NO BUSINESS CAN BE TRANSACTED. PLEASE ACT PROMPTLY TO ENSURE THAT YOU WILL BE REPRESENTED AT THE ANNUAL MEETING.

PEERLESS SYSTEMS CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
June 29, 2006
2:00 p.m.
2381 Rosecrans Avenue
El Segundo, CA 90245

Peerless Systems Corporation 2381 Rosecrans Avenue El Segundo, CA 90245	proxy

The undesigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 29, 2006 and appoints Howard J. Nellor and William R. Neil, or either one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of Common Stock, $.001 par value per share, of Peerless Systems Corporation, owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Stockholders of Peerless Systems Corporation to be held on June 29, 2006 at 2:00 p.m. (Pacific Daylight Time) at 2381 Rosecrans Avenue, El Segundo, California 90245, and any adjournments or postponements thereof for any purpose.
If no choice is specified, the proxy will be voted FOR all nominees and item 2.
THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF THE OTHER PROPOSALS.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Daylight Time) on June 28, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/prls/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (Central Daylight Time) on June 28, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Peerless Systems Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Each of the Nominees and Item 2.

1.	Election of directors:	01 Robert G. Barrett	03 Howard J. Nellor	☐	Vote FOR	☐	Vote WITHHELD
		02 Louis C. Cole	04 Thomas G. Rotherham		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of selection of Ernst & Young LLP as Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND THE PROPOSALS.

Address Change? Mark Box ☐     Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.